CONTRACT OF EMPLOYMENT
                 VICE PRESIDENT SALES AND SUPPORT


The undersigned:

     Intergraph France S.A.

whose registered office is at:

     95-105, Rue des Solets, 94653 Rungis Cedex, France

referred to hereafter as Intergraph, and

     Dr. Manfred Wittler

referred to hereafter as Mr. Wittler.

HAVE AGREED AS FOLLOWS
- ----------------------


1.  APPOINTMENTS
    ------------

    As from April 1, 1991 Intergraph engages Mr. Wittler in the position of Vice President Sales and Support for the Republic of France for the part of his time not covered under the agreement between Intergraph European Manufacturing B.V. and Mr. Wittler and the agreement between Intergraph (Deutschland) GmbH and Mr. Wittler and the conditions hereinafter set out.

    Mr. Wittler declares to be free of any engagement to another employer with the exception of the two (2) mentioned above.

2.  FUNCTIONS
    ---------

    The function of Mr. Wittler will include:

    That he carries out the expected role related to above position in a professional manner reflecting the responsibility of the post and that he acts as surveyor of the Managing Director ensuring Intergraph meets its statutory obligations and such management complies with the policies and directives established by Intergraph Corporation of Huntsville.

    Mr. Wittler reports directly to the President of Intergraph
    Corporation.

3.  REMUNERATION
    ------------

    Intergraph will pay Mr. Wittler a gross annual salary in the amount of FFR 240,000 (two hundred and forty thousand French Francs) to be paid in 12 equal monthly installments which are due on the last day of each month. Payment of the remuneration shall satisfy all claims for overtime and extra hours pay and includes a fixed amount for commissions on Intergraph sales in France of FFR 72,000.

4.  POLICIES AND PROCEDURES
    -----------------------

    Mr. Wittler will be required to adhere to company policies and procedures at all times during his employment with Intergraph.

5.  EXPENSES
    --------

    Intergraph will reimburse Mr. Wittler for reasonable and actual business expenses incurred in the execution of his position, in accordance with Intergraph policies and procedures. All claims must be substantiated and properly recorded.

6.  VACATION ENTITLEMENT
    --------------------

    Mr. Wittler's vacation rights under this Agreement are included in the 25 vacation days as mentioned in the agreement between Intergraph European Manufacturing B.V. and Mr.
    Wittler.

7.  CONFIDENTIALITY
    ---------------

    Both during and after the currency of this Agreement Mr. Wittler shall treat as confidential all information with respect to the business and the interests of Intergraph and/or its affiliates and its parent company which has come to his knowledge during the performance of his duties. He will make restitution to Intergraph of all documents concerning Intergraph in his possession at the end of his employment with Intergraph. (for example lists, sketches, notes, drafts, prints etc. and copies of all these documents.)

8.  COMPETITION
    -----------

    In the event of the termination of this Agreement by either party, Mr. Wittler agrees not to associate himself in any manner, whether direct or indirect, with any company, organization or selfemployment operating in direct competition with Intergraph Corporation or its affiliates for a period of six (6) months following that termination provided that Intergraph compensates Mr. Wittler in accordance with article 3 of this Agreement for those 6 months.

9.  STOCKHOLDING
    ------------

    Mr. Wittler is required to declare all existing and future controlling stockholding interests by himself, or immediate family, in any company or organization operating in direct competition with Intergraph or its affiliates.

10. OTHER EMPLOYMENT
    ----------------

    Mr. Wittler is not permitted to enter into any form of additional employment and/or side activities whilst this contract is in force except with any other Intergraph affiliate in Europe, without the express written permission of his immediate manager.

11. CURRENCY AND TERMINATION
    ------------------------

    This Agreement may be terminated by either party per the end of a month with six (6) months written notification.

12. ILLNESS OR ACCIDENT
    -------------------
    If, because of illness or accident, Mr. Wittler is not able to perform his duties, he must so inform Intergraph as soon as possible.

    During the first 12 month of Mr. Wittler's incapacity of work
    Mr. Wittler shall receive his monthly fixed remuneration in the amount of FFR 20,000 (twenty thousand French Francs).
    Intergraph is not bound to make any further payment.

    If and in so far with regard to illness or an accident of which Mr. Wittler is a victim Mr. Wittler has a claim against one or more thirds for damage for lost wages, Intergraph shall not be under an obligation to make payments to Mr. Wittler.
    In that case, Intergraph is bound to make these payments to Mr. Wittler by way of advance payment of damages. Mr. Wittler is to assign unto Intergraph his claim of damages to the amount of advance payments. Intergraph shall deduct the amount of the advance payments from the damages.

13. ASSISTANCE
    ----------

    Mr. Wittler acknowledges his responsibility to ensure that he remains socially insured in Germany, also for income earned from non German Intergraph subsidiaries. In this respect Mr. Wittler can expect guidance from both Ernst & Young in Paris and the Intergraph European Tax Department in Hoofddorp, The Netherlands, but Intergraph can not accept any liability for Mr. Wittler's non compliance with any legal requirement in this respect.

14. GENERAL
    -------

    This contract of employment supersedes any previous agreement, oral or written, between Mr. Wittler and Intergraph Corporation or any of its subsidiaries in respect of the subject matter hereof except the agreement between Intergraph European Manufacturing B.V. and Mr. Wittler as well as the agreement between Intergraph (Deutschland) GmbH and Mr. Wittler. No change of the provisions of this Agreement shall be binding unless in writing and signed by both parties.

15. PENSION/SOCIAL SECURITY
    -----------------------

    Mr. Wittler has joined both the company pension plan of Intergraph (Deutschland) GmbH and the German social security system as outlined in the agreement between Intergraph (Deutschland) GmbH and Mr. Wittler and therefore Mr. Wittler has no pension rights or social security rights under this Agreement.

16. GOVERNING LAWS
    --------------

    This Agreement will be subject to French law and Regulation of Employment.

For and on behalf of
Intergraph France S.A.



- -------------------------               -------------------------
Mr. Jimmy Oebel                         Dr. Manfred Wittler


Date:  April 18, 1991                   Date:  April 18, 1991
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